Exhibit 99.2

1Q CONFERENCE CALL SCRIPT

MAY 7, 2008

JKM Opening Comments

Good morning and welcome to Chesapeake Corporation's first-quarter conference call.  I'm Joel Mostrom, executive vice president and chief financial officer, and joining me today is Andy Kohut, our president and chief executive officer.

Andy will begin with some overall comments on our business.  I will then provide a financial review of the results for the first quarter.  After that we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material.  It cannot be recorded or rebroadcast without Chesapeake's express permission.  Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act.   The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements.  Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call.  Additionally, during this call there may be references to certain non-GAAP financial information.  This information has been reconciled to GAAP in the Company's earnings release which will also be posted on the Company's website.

Now I will turn the call over to Andy.

AJK Comments

Thanks Joel.  Good morning – Our results for the first quarter of 2008 were disappointing.  We anticipated the first half of the year to be below 2007, but the first quarter was worse than expected.  Our results reflected the full impact of the loss of our tobacco business with BAT.   In addition, sales were down across most paperboard markets when compared to a fairly strong first quarter 2007.  While we have not lost any significant business, the timing of product launches and de-stocking by some of our customers has adversely impacted our overall sales.  We also continued to experience the residual impact of our prior service issues.  However, as I reported during last quarter’s conference call, the service issues are behind us and we have a robust business pipeline that we expect will begin to benefit us during the second half of the year.

We incurred startup expenses for the consolidation of our supply chain offering for the alcoholic drinks market in Scotland and the relocation our Long Island, New York facility serving the pharmaceutical and healthcare market.  Additionally, process improvement consulting expenses peaked during the quarter.  All told, the startups, relocation and consulting expenses negatively impacted our financial results in excess of $3 million.

Economic conditions are uncertain.  We do have select markets that are showing certain weakness and pricing remains competitive.  We are currently pushing forward with recovery of raw material cost increases for both paperboard and resin.  Although a significant amount of our business is index-linked to raw material costs, the timing of implementing our price increases tends to lag between 30 and 60 days.

We’ve had a good start to the year in our German confectionery business and specialty chemical plastics business.  Additionally, our key pharma market in the UK and Ireland has started to realize the benefits from improved service and some early benefits from the process improvement initiatives.  Overall, despite a slow start to the year, we continue to believe that the second half will show improvement and that our overall operating results for the year will be ahead of 2007 levels.

Before I turn the call over to Joel, I want to highlight our near-term objectives.  Our number one priority is to secure refinancing of our revolving credit facility.  We have made good progress in this effort.   We have a signed commitment letter with GE and expect to have the new credit facility in place by the end of June.  This has been a challenging task in today’s credit environment but we feel this is very good progress.  We also had to renegotiate a new recovery plan with the Trustee of our largest pension plan in the UK.  I am pleased to report that we have reached agreement with the Trustee on the principles of a new recovery plan.

The second area of focus is to deliver improved financial results in the second half of 2008.  We have clear milestones in place to help insure the success of our initiatives.  Our operating teams are dedicated to improving performance in the second half of the year; the combination of a strong business pipeline and the benefits from the process improvement initiatives are key elements of the recovery.

Our third priority is to sell or close non-core assets or assets which are under-performing and do not have a plan to achieve our growth and profitability expectations.  We have a number of initiatives under way at this time, and will make definitive announcements at appropriate times in the future.

So, in summary, we are focused on finalizing our refinancing, delivering improved financial results in the second half of 2008 and consummating the sale or closure of non-core or under-performing assets.

I’ll now turn the call over to Joel.

JKM COMMENTS

Thanks Andy.

This morning we reported a first quarter net loss from continuing operations of $8.4 million, or $0.43 per share, compared to net income from continuing operations of $900,000, or $0.05 per share, for the first quarter of 2007.  We incurred charges for special items in both these periods.

Special items include goodwill impairments, restructuring expenses, asset impairments and gains or losses related to divestitures.

Our operating income, exclusive of special items, for the first quarter of 2008 was $100,000, compared to $16.0 million for the first quarter of 2007.

Operating income for the first quarter of 2008 was favorably impacted by changes in foreign currency exchange rates and decreased pension expense.  Changes in foreign currency exchange rates increased operating income, exclusive of special items, approximately $900,000 for the first quarter of 2008 when compared to the first quarter of 2007 and decreased pension expense increased operating income approximately $1.8 million.

I'll now review our operating results starting with the Paperboard Packaging segment.  My discussion of segment operating income excludes the effects of special items.

First quarter net sales of $200 million for the Paperboard Packaging segment were down 11% compared to net sales for the first quarter of 2007.  Excluding changes in foreign currency exchange rates, net sales were down 16% for the quarter.  Sales in both branded products and pharmaceutical and healthcare packaging were down in the first quarter of 2008.  Sales of branded products packaging were down about 21% for the first quarter excluding changes in foreign currency exchange rates.  The decline was largely due to decreased sales of tobacco packaging.  In addition, sales of UK drinks, confectionery and food and household packaging were down about 16% for the quarter, primarily due to weaker demand.  Sales of German confectionery packaging remained strong through the first quarter of 2008 and increased slightly over the prior year quarter.  Sales of pharmaceutical and healthcare packaging were down about 11% for the first quarter excluding changes in foreign currency exchange rates.  The decline in sales was primarily the result of price declines due to competitive market conditions and, as Andy mentioned, the residual impact of prior customer service issues.  We expect our sales volumes to improve in the second half of 2008 now that our service levels are back on track and we have secured new business in this area.

The Paperboard Packaging segment's operating income for the first quarter of 2008 was a loss of $900,000, which was a decrease of $13.7 million, compared to the first quarter of 2007.  Changes in foreign currency exchange rates increased segment operating income by $200,000 for the quarter.  The decrease in operating income for the first quarter was partially due to the decreased sales of tobacco packaging.  Lower tobacco packaging sales accounted for about 20% of the operating income decline for the quarter.  The start-up expenses related to the multi-shaped tubes production for alcoholic drinks packaging, the relocation of our Long Island facility and the costs associated with recent process improvement initiatives together accounted for about 20% of the operating income decline as well.  The remaining decline in operating income was primarily due to the decreased sales of both branded products and pharmaceutical and healthcare packaging as well as increased energy and transport costs.

The Plastic Packaging segment had sales of $53 million in the first quarter of 2008, up 13% from the first quarter of 2007.  Excluding changes in foreign currency exchange rates, net sales were up 4% for the quarter.  The increase in net sales for the first quarter was primarily due to the partial pass-through of higher raw material costs.  Sales volumes were relatively flat year-over-year, with increased volume of specialty chemical packaging offset by decreased volume of food and beverage packaging.

The Plastic Packaging segment’s operating income was $5.0 million for the first quarter of 2008, a decrease of $2.0 million from the strong first quarter of 2007.  Changes in foreign currency exchange rates increased segment operating income $700,000 for the quarter.  The decrease in operating income for the first quarter was primarily due to weakness in the beverage packaging operation in South Africa, which resulted primarily from price declines due to competitive market conditions and from under-recovery of increased raw material costs.

Turning back now to our consolidated results, net cash used in operating activities was $5.0 million for the first quarter of 2008, a decrease of $19.2 million compared to the first quarter of 2007.  The decrease in operating cash flow was primarily due to the decrease in operating income in 2008 and increased working capital requirements.

Total debt at the end of the first quarter of 2008 was $543.2 million compared to $515.3 million at the end of 2007.  Changes in foreign currency exchange rates increased total debt at the end of the first quarter by approximately $11 million.  Likewise, foreign exchange rates increased interest expense approximately $400,000 for the first quarter of 2008 when compared to 2007.

Before I open the call up for questions, I would like to expand on a few points that Andy mentioned in his opening remarks.  With respect to our refinancing initiatives, on May 2, 2008, we entered into a commitment letter with GE Commercial Finance Limited and General Electric Capital Corporation to act as the lead arranger and underwriter to provide a $250 million senior secured credit facility to refinance outstanding borrowings under our Credit Agreement with Wachovia Bank and other lenders which matures in February 2009. The new facility is expected to include revolving credit as well as amortizing 5 and 7 year term loans.  It is expected to be secured by security interests in substantially all of the assets of the company’s operations in the US and Europe. The commitment letter is subject to a number of conditions that must be satisfied before the new GE facility is funded.  We anticipate closing on the refinancing before the end of June 2008.

The second point involves our negotiations with the Trustee of our primary UK pension plan, and we are pleased to report  we have reached agreement with the Trustee of the pension plan on the principles of amendments to the recovery plan which will reduce the supplemental payment due on or before July 15, 2008 to ₤6 million, and provide additional assurance of, and security for, on-going funding of the plan. We believe the amounts payable under the proposed amended recovery plan can be paid without the company breaching relevant financial covenants.  The company and the Trustee are in the process of finalizing the provisions of the proposed amended recovery plan and will seek any appropriate approvals required for the amended recovery plan.  We believe it is highly likely that the amended recovery plan will be finalized.

Now at this time we would be happy to take your questions.

JKM Close

I'd like to remind everyone today's call will be available for replay on our website, www.chesapeakecorp.com or can be accessed by calling 888-203-1112 or 719-457-0820 code 7488892.

This concludes today's call.  Thank you for participating.